Exhibit 10.22

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT (the “Amendment”), effective as of December 29, 2008 (the “Effective Date”), amends that certain Employment Agreement dated as of March 5, 2007 (the “Agreement”), by and among Career Education Corporation, a Delaware corporation (the “Company”), CEC Employee Group, LLC (“Employee Group”) and Gary E. McCullough (the “Executive”).

RECITALS

WHEREAS, the Company, Employee Group and the Executive desire to amend the Agreement in order to ensure that the Agreement complies with Section 409A of the Internal Revenue Code of 1986, as amended; and

WHEREAS, Section 6.10 of the Agreement permits the amendment of the Agreement with the written consent of the parties to the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the terms and conditions hereinafter set forth, the mutual benefits to be gained by the performance thereof, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged and accepted, the parties hereto agree as follows:

AMENDMENT TO AGREEMENT

1.	Section 2.2.1 is amended by replacing the last sentence thereof with the following:

Subject to and in accordance with Section 6.15, any Cash Bonus payable hereunder shall be payable, if at all, no later than March 15 of the calendar year following the calendar year which contains the last day of the fiscal year with respect to which the Cash Bonus is earned, and, subject to the preceding payment timing limitation, shall be made as soon as practicable after the date of the delivery of the audited financial statements for the applicable fiscal year.

2.	Section 2.3(a) is amended by adding the following to the end thereof:

In addition, with respect any reimbursements required to be provided to Executive pursuant to the preceding item (3): (i) the provision of such reimbursements during one calendar year shall not affect the reimbursements made available in a different calendar year, (ii) such reimbursements shall not be subject to liquidation or exchange for other benefits, and (c) any reimbursement shall be paid as soon as administratively feasible (or in accordance with the timing prescribed under the applicable Company policy) after the applicable expense is incurred but no later than the last day of the calendar year following the calendar year in which the applicable expense was incurred.

3.	Section 2.4(d)(5) is amended by adding the following to the end thereof:

Any cash payment related to the Company’s retirement plan contribution required to be made pursuant to this Section 2.4(d)(5) shall be paid in a lump sum as soon as administratively feasible after the Date of Termination but no later than March 15 of the calendar year following the Executive’s Date of Termination. In addition, with respect any benefit required to be provided to Executive pursuant to this Section 2.4(d)(5): (i) the provision of such benefit during one calendar year shall not affect the benefit made available in a different calendar year, (ii) such benefit shall not be subject to liquidation or exchange for other benefits, and (c) any reimbursement related to any such benefit shall be paid as soon as administratively feasible after the applicable expense is incurred but no later than the last day of the calendar year following the calendar year in which the applicable expense was incurred.

4.	Section 3.1 is amended by inserting the following parenthetical before the period at the end thereof:

(so long as such termination is also a “separation from service” (as defined in Treas. Reg. Section 1.409A-1(h)) with the Company)

5.	Section 3.11 of the Agreement is amended by adding the following:

With respect to any reimbursements required to be provided to Executive pursuant to this Section: (i) the provision of such reimbursements during one calendar year shall not affect the reimbursements made available in a different calendar year, (ii) such reimbursements shall not be subject to liquidation or exchange for other benefits, and (c) any reimbursement shall be paid as soon as administratively feasible after the applicable expense is incurred but no later than the last day of the calendar year following the calendar year in which the applicable expense was incurred.

6.	Section 6.13 of the Agreement is amended by adding the following:

With respect to any reimbursements required to be provided to Executive pursuant to this Section: (i) the provision of such reimbursements during one calendar year shall not affect the reimbursements made available in a different calendar year, (ii) such reimbursements shall not be subject to liquidation or exchange for other benefits, and (c) any reimbursement shall be paid as soon as administratively feasible after the date Executive is successful in asserting such rights but no later than the last day of the calendar year following the calendar year in which the applicable expense was incurred (or such later date as permitted under Section 409A).

7.	Section 6.15 is amended by adding the following to the end thereof:

For purposes of complying with the Treas. Reg. Section 1.409A-3(i)(1)(v), any Section 409A Gross-Up Payment shall be paid to the Executive as soon as administratively feasible after the Section 409A Tax is incurred but no later than the end of the calendar year following the calendar year in which Executive remits (or is deemed to remit) the related taxes to the relevant taxing authority.

8.	Section 3 of Exhibit G to the Agreement is amended by adding “within five (5) business days after such determination made by the Executive Accounting Firm” to the end of the second sentence thereof.

9.	Section 6 of Exhibit G to the Agreement is amended by inserting the following after “forgiven”:

(provided that such forgiveness shall be made no later the end of the calendar year following the calendar year in which Executive remits (or is deemed to remit) the related taxes to the relevant taxing authority)

10.	Exhibit G to the Agreement is amended by adding a new Section 7 thereto which reads:

For purposes of complying with the Treas. Reg. Section 1.409A-3(i)(1)(v), any Gross-Up Payment (and Underpayment) shall be paid to the Executive in accordance with the timing described in Section 2 (or in the case of an Underpayment, Section 3) but no later than the end of the calendar year following the calendar year in which Executive remits (or is deemed to remit) the related taxes to the relevant taxing authority.

11.	In all other respects, this Agreement shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Employee Group have caused this Amendment to be duly executed by a duly authorized officer thereof, and the Executive has hereunto set his hand, all as of the day and year first above written.

CAREER EDUCATION CORPORATION	EXECUTIVE

By:
Name:	Gary E. McCullough
Its:

CEC EMPLOYEE GROUP, LLC

By:
Name:
Its: